EXHIBIT 10.1

A.M. CASTLE & CO.
2017 MANAGEMENT INCENTIVE PLAN
PERFORMANCE UNIT AWARD AGREEMENT

This Award Agreement (this “Agreement”) has been entered into as of the Grant Date set forth below by A. M. Castle & Co., a Maryland corporation (the “Company”), and the Participant with reference to the following facts:
Name of Participant:                (the “Participant”)

Grant Date:                    (the “Grant Date”)

No. of Performance Units:            (the “Performance Units”)

A.
The Company previously established a 2017 Management Incentive Plan (the “Plan”). Capitalized terms used in this Agreement are intended to have the meanings given to such terms in the Plan except as otherwise specifically indicated to the contrary below.

B.	Section 10 of the Plan authorizes the Administrator to grant Performance Units to Service Providers.

C.	Each Performance Unit represents an unfunded and unsecured promise by the Company to deliver either a Share or cash equal to the Fair Market Value of a Share.

D.	Payment shall only be made with respect to Performance Units that have been both earned under Section 2 of this Agreement and vested under Section 3 of this Agreement.
The Company hereby grants to the Participant the above-stated number of Performance Units subject to the terms and conditions contained herein and in the Plan.
1.Definitions. As used in this Agreement, the following definitions shall apply:
“Adjusted EBITDA” means, for any twelve month period, Consolidated Net Income for such period plus all amounts deducted in arriving at such Consolidated Net Income for such period for (i) interest expense, (ii) federal, state and local income tax expense, (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets on the books of the Company and its Subsidiaries, (iv) all accruals and payments with respect to the Plan, and (v) Permitted Adjustments.
“Consolidated Net Income” means, for any period, the net income (or net loss) of the Company and its Subsidiaries for such period computed on a consolidated basis in accordance with generally accepted accounting principles, but excluding any extraordinary profits or losses.
“Enterprise Value” means Adjusted EBITDA for the immediately preceding twelve (12) month period multiplied by 6.0, less the Company’s then outstanding long-term debt; provided, however, that in the event of a Specified Event described in items (i) – (v) thereof, Enterprise Value shall mean the value of the Company as determined in a transaction that results in a Specified Event. For purposes of determining Enterprise Value, “long-term debt” shall exclude any lease-related debt,

EXHIBIT 10.1

and the amount of “long term debt” shall be based on par value, so as to exclude any unamortized discounts and unamortized debt issuance costs.
“Good Leaver” means a Participant who terminates employment with the Company and its Subsidiaries after September 30, 2020, by reason of death or Disability, Retirement or termination of employment by the Company and its Subsidiaries without Cause.
“Permitted Adjustments” means, for any period, and without duplication, each of the following items except as determined to the contrary by the Administrator: (i) cash and non-cash restructuring expenses incurred by the Company or any Subsidiaries during such period, (ii) impairment and other non-cash charges related to direct or indirect co-investments, including notes and other securities, of the Company and its Subsidiaries, (iii) non-cash charges arising from the impairment of goodwill or other intangible assets in accordance with and as required by FASB Accounting Standards Codification Topic 350 (formerly SFAS 142) under GAAP or any successor standard, (iv) acquisition, integration and transition charges directly related to any acquisition pursued or closed on or after January 1, 2018, (v) any non-recurring fees, expenses or charges paid in connection with debt or equity financing activities, (vi) the aggregate amount of write-downs of tax indemnification assets to the extent a tax reserve related to such tax indemnification is released and (vii) increases or decreases in income or expense attributable to changes in GAAP or tax rules on or after January 1, 2018. In addition, the Administrator may, in its discretion, make any other adjustments as it determines are appropriate to reflect unexpected or non-recurring variations in EBITDA.
“Retirement” a termination of employment by the Participant after having reached age fifty-five (55) with ten (10) or more years’ of experience at the Company.
“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder.
“Specified Event” means the first to occur of any of the following events:
(i)    any Person, other than any Designated Holder or Designated Holders acting as a group, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing forty percent (40%) or more of the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors;
(ii)    approval by the shareholders of the Company of a complete dissolution or liquidation of the Company;
(iii)    any sale or disposition to a Person of all or substantially all of the assets of the Company (including by way of merger of any direct or indirect subsidiary of the Company with any other corporation or entity);
(iv)    there is consummated a merger or consolidation of the Company, other than (A) a merger or consolidation immediately following which the individuals who constitute the Incumbent Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation, or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the

EXHIBIT 10.1

ultimate parent thereof, (B) a merger or consolidation (or similar transaction) following which no Person is or becomes a Beneficial Owner, directly or indirectly, of securities of the Company or the entity surviving such merger or consolidation (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing forty percent (40%) or more of the combined voting power of the then-outstanding securities of the Company or the entity surviving such merger or consolidation (other than a Person that was, prior to such merger or consolidation (or similar transaction) a Beneficial Owner, directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then-outstanding securities), or (C) a merger or consolidation (or similar transaction) following which the individuals and entities that were the Beneficial Owners of the outstanding voting securities of the Company remain direct or indirect Beneficial Owners of forty percent (40%) or more of the combined voting power of the then-outstanding securities of the Company or the entity surviving such merger or consolidation;
(v)    an initial public offering or any secondary offering of the Company’s shares to the public; or
(vi)    there is full and timely repayment by the Company of the 5.00% / 7.00% Convertible Senior Secured Paid in Kind (PIK) Toggle Notes (collectively, the “Notes”) that were issued under an indenture dated August 31, 2017. A conversion of the Notes into equity securities of the Company or a refinancing, the proceeds of which are used to repay the Notes, shall constitute a repayment for purposes of this item (vi). For avoidance of doubt, the Company may use one or more forms of repayment (i.e., use of current assets, conversion or refinancing) prior to the maturity date of the Notes to timely and fully repay the Notes.
2.Performance Conditions.
(a)    Subject to Section 2(b) below:
(i)    fifty percent (50%) of the Performance Units will be earned if the Enterprise Value is greater than or equal to $25,000,000 as of the end of a calendar quarter falling on or after September 30, 2020, but not later than September 30, 2022.
(ii)    the remaining fifty (50%) percent of the Performance Units will be earned if a Specified Event occurs on or before September 30, 2022 and the Enterprise Value in connection with such event is at least equal to $25,000,000.
For purposes of Section 2(a)(ii) above, Enterprise Value shall equal (A) in the case of a Specified Event pursuant to items (i) through (v) of the Specified Event definition above, the value realized in connection with the Specified Event, as determined in good faith by the Company immediately prior to such event, or (B) in the case of a Specified Event pursuant to item (vi) of the Specified Event definition above, Enterprise Value determined as of the end of the calendar quarter immediately preceding the Specified Event.
(b)    The total number of Performance Units that are treated as earned under Section 2(a) above shall be reduced to the extent that the total value of Performance Units earned by all Participants who receive Performance Units subject to the Performance Conditions described in Section 2(a) above, whether or not granted on the Grant Date set forth above, (collectively, “Other Affected Participants”), would be greater than $6,650,000 (the “Aggregate Cap”). For purposes of applying

EXHIBIT 10.1

this limit, the value of a Performance Unit shall be based on the Fair Market Value of a share of the Company’s Common Stock as of the date such Performance Unit is earned under Section 2(a)(i) or Section 2(a)(ii), as applicable. Any reduction that is required under this Section 2(b) shall be on a pro rata basis based on the total number of earned Performance Units under Section 2(a) with respect to the Participant named above as compared to the total number of earned Performance Units for Other Affected Participants.
(d)    The Administrator shall determine Enterprise Value, the value of the Performance Units for purposes of determining whether the total value of Performance Units would exceed the Aggregate Cap and, if applicable, any reduction in the number of earned Performance Units pursuant to Section 2(c) above, and its determinations shall be final and binding on all parties.
3.Vesting Requirements. A Performance Unit that is earned under Section 2 above vests if the Participant is then employed by the Company or its Subsidiaries. Notwithstanding the foregoing, the continuing employment requirement for vesting under this Section 3 shall be deemed to be met on the date a Performance Unit is earned under Section 2 if the Participant: (i) terminates employment as a Good Leaver, (ii) executes a general release of claims in a form reasonably satisfactory to the Company within the minimum period of time required for securing a release from age discrimination claims under the Older Workers Benefit Protection Act and (iii) does not subsequently revoke the release.
4.Forfeiture. Unearned Performance Units shall be forfeited effective as of the Participant’s termination of employment if the Participant either (i) is not a Good Leaver or (ii) is a Good Leaver but either does not timely sign a general release reasonably acceptable to the Company or revokes the release. Unearned Performance Units shall also be forfeited upon the earlier of September 30, 2022 or a Specified Event that does not result in an Enterprise Value of at least $25,000,000.
5.Settlement; Payment. The Company shall settle a Performance Unit by making a payment under this Section 5 within the sixty day period after it has been earned and vested as determined under Section 2 and Section 3 above (the “Vesting Date”). For avoidance of doubt, no Performance Unit that is subject to reduction for the Aggregate Cap as described in Section 2(c) shall be treated as earned for purposes of payment under this Section. The Administrator shall determine its sole discretion whether the payment with respect to an earned and vested Performance Unit shall be made by delivering a Share or a cash payment equal to the Fair Market Value of a Share on the Vesting Date. The Administrator may settle some Performance Units in cash and others with Shares, and there is no requirement that Participants receiving Performance Units be treated in the same manner. The Administrator shall determine in its sole discretion the timing for making a payment with respect to an earned and vested Performance Unit within the sixty day period beginning on the Vesting Date.
6.Restrictive Covenants. The Participant agrees to comply with the restrictive covenants set forth on Exhibit A attached hereto, which covenants shall survive the Participant’s termination of employment. The Participant acknowledges that the restrictions in Exhibit A are reasonable in scope, are necessary to protect the trade secrets and other confidential and proprietary information of the Company and its Subsidiaries, that the Award provided under this Agreement is

EXHIBIT 10.1

full and fair compensation for the covenants and that the covenants in Exhibit A do not impair the Participant’s ability to be employed in other areas of the Participant’s expertise and experience. Specifically, the Participant acknowledges the reasonableness of the international scope of the restrictive covenants by reason of the international customer base and prospective customer base and activities of the Company and its Subsidiaries, the widespread domestic and international scope of the Participant’s contacts created during the Participant’s employment with the Company, the domestic and international scope of the Participant’s responsibilities while employed by the Company and the Participant’s access to marketing strategies of the Company and its Subsidiaries. Notwithstanding the foregoing, if any court determines that the terms of any of the restrictions contained in this Agreement, including on Exhibit A hereto, are unreasonable or unenforceable, such court may interpret, alter, amend, or modify any or all of such terms to include as much of the scope, time period and intent as will render such restrictions enforceable, and then in such reduced form, enforce such terms. In the event of the Participant’s breach of any such covenant, the term of the covenant will be extended for a period equal to the period that the breach continues.
7.Clawback. The Participant specifically recognizes and affirms that strict compliance with terms of the covenants set forth in Exhibit A hereto is required in order to vest and earn the Performance Units, and agrees that a breach of any of the covenants contained in Exhibit A may cause such damage to the Company as will be serious and irreparable and the exact amount of which will be difficult to ascertain. Accordingly, the Participant agrees that in the event of a breach or threatened breach of any of the covenants contained in Exhibit A, in addition to, and in no way in limitation of, any and all other remedies the Company will have in law and equity for the enforcement of such covenants, including injunctive relief, and any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Participant shall forfeit the Performance Units granted under this Agreement, including any Performance Units that have fully vested and settled in cash or Shares, and, if the Participant has previously sold any Shares derived from the Performance Units, the Company shall also have the right to recover from the Participant the economic value of such Shares as of the date the Performance Units vested. The forfeiture provision of this Section 7 will continue to apply, in accordance with its terms, after the non-solicit and/or non-disclosure provisions of any employment or other agreement between the Company and the Participant have lapsed. In addition to the foregoing, the Participant shall be required to repay to the Company or forfeit, as appropriate, the Performance Units awarded under this Agreement to the extent required by applicable law or the “clawback” provisions of the Plan or any policy adopted by the Committee or the Board, as each may be amended from time to time. The Participant specifically agrees that the provisions of this Section 7 shall in all events continue to apply if the Participant breaches one or more of the covenants as expressly stated in Exhibit A notwithstanding any finding or holding by a court that one or more of such covenants is invalid or unenforceable in whole or in part, including an interpretation, alteration, amendment or modification by a court of one or more such covenants as described in Section 6 above, for any reason whatsoever.
8.Non-transferability. Performance Units may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by the laws of descent or distribution or pursuant to a qualified domestic relations order. Any purported transfer or assignment in violation of the provisions of this Section 8 or Section 15 of the Plan will be void.

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9.Dividends Equivalents. There shall be no Dividend Equivalents payable under with respect to the Performance Units subject to this Agreement.
10.No Stockholder Rights. The Participant shall have none of the rights of a stockholder with respect to the Performance Units. There shall be no fiduciary relationship between the Company and the Participant by reason of this award of Performance Units.
11.Taxes. Participant shall be responsible to timely remit all applicable federal, state and local income and employment taxes required for the Company to meet its statutory withholding requirements. By signing this Agreement, the Participant irrevocably consents to the Company withholding amounts otherwise payable hereunder and/or to withhold from other amounts payment to the Participant (other than nonqualified deferred compensation subject to Section 409A of the Code) to meet its withholding obligations.
12.Amendment. This Agreement is subject to all of the terms and conditions of the Plan, as the same may be amended from time to time, but no such amendment shall, without the Participant’s consent, adversely affect the Participant’s rights under this Agreement. This Agreement may be amended only by a written instrument executed by the Company and the Participant that specifically states it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Administrator by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Participant, and provided that no such amendment adversely affects the rights of the Participant hereunder without the Participant’s written consent.
13.No Effect on Terms of Employment. No provision of this Agreement shall confer upon the Participant any right to continue in the employ of the Company or any of its Affiliates or affect the right, if any, of the Company and each of its Affiliates to terminate the employment of the Participant subject to any applicable written employment agreement.
14.Severability. Notwithstanding any provision of this Agreement to the contrary, if any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal, or unenforceable in any respect, such provision shall be modified so as to make it valid, legal, and enforceable, and the validity, legality, and enforceability of the remaining provisions (or any part thereof) of the Agreement, as applicable, shall not in any way be affected or impaired thereby.
15.Section 409A. Although the Company does not guarantee to a Participant the particular tax treatment of a Performance Unit Award, any payments under this Performance Unit Award that qualify for the “short-term deferral” exemption under Section 409A are intended to be paid under such exemption. This Agreement shall be limited, construed and interpreted in accordance with this intent. Notwithstanding the foregoing, in no event shall the Company or any Affiliate be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A or any damages for failing to comply with Section 409A.
16.Construction. Headings in this Agreement are included for convenience and shall not be considered in the interpretation of the Agreement. References to sections are to Sections of this Agreement unless otherwise indicated. This Agreement shall be construed according to its fair

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meaning and shall not be strictly construed against the Company. To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.
17.Binding Effect and Benefit. This Agreement shall be binding upon and, subject to the conditions hereof, inure to the benefit of the Company, its successors and assigns, and the Participant and his or her successors and assigns.
18.Entire Understanding. This Agreement embodies the entire understanding and agreement of the parties in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not herein stated, shall bind either party hereto.
19.Governing Law; Choice of Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without regard to choice of law principles that direct the application of the laws of another state. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in Baltimore, Maryland, including the Federal Courts located therein (should Federal jurisdiction exist).
20.Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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The Company and the Participant hereby agree to the terms and conditions of this Agreement and have executed it as of the Grant Date set forth above.

A.M. CASTLE & CO.

____________________________________
By: Marec E. Edgar
Its: Executive Vice President, General Counsel, Secretary & Chief Administrative Officer

_________________________________
Name

EXHIBIT 10.1

Exhibit A
Restrictive Covenants
The Participant and the Company agree that the Company’s business is global in scope and depends, to a considerable extent, upon the individual efforts of the Participant in management and operation. The Company and the Participant covenant and agree that during and solely as a result of the Participant’s employment by the Company, the Company has provided and will provide the Participant Confidential Information (as defined below) and business and professional contacts to permit the Participant to perform the Participant’s duties on behalf of the Company and its Subsidiaries, which will include, among other things, generating additional Confidential Information (as defined below) on behalf of the Company and its Subsidiaries. In consideration of the Company granting the Performance Units, the Participant agrees and covenants, that during the Participant’s employment or service with the Company and its Subsidiaries and for a period of twelve (12) months after the Participant’s termination of employment or service, the Participant covenants and agrees as follows.
1.The Participant will not directly or indirectly be employed by, serve as a consultant to, otherwise assist or participate in any manner with (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or provide services to a Competitor (defined below) if: (a) the employment, consulting, assistance, participation or services that the Participant is to provide to the Competitor are the same as, or substantially similar to, any of the services that the Participant provided to the Company or its Subsidiaries and are or will be within the Restricted Territory (defined below); or (b) the Confidential Information to which the Participant had access could reasonably be expected to benefit the Competitor if the Competitor were to obtain access to such Confidential Information. For purposes of this Section 1, services provided by others will be deemed to have been provided by the Participant if the Participant had material supervisory responsibilities with respect to the provision of such services.
2.The Participant will not directly or indirectly solicit or attempt to solicit any party who is then, or during the 12-month period prior to the Participant’s termination of employment or service was, a customer or supplier of the Company or a Subsidiary for or with whom the Participant (or the Participant’s subordinates) had Confidential Information or contact on behalf of the Company, provided that the restriction in this Section 2 will not apply to any activity on behalf of a business that is not a Competitor.
3.The Participant will not directly or indirectly solicit, entice, persuade or induce any individual who is employed by the Company or its Subsidiaries (or was so employed within ninety (90) calendar days prior to the Participant’s action and not involuntarily terminated for any reason other than Cause) to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or its Subsidiaries, and the Participant will not approach any such employee, either in person or through electronic or social media, for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

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4.The Participant will not directly or indirectly own an equity interest in any Competitor (other than ownership of five percent (5%) or less of the outstanding stock of any corporation listed on the New York Stock Exchange or the American Stock Exchange or included in the NASDAQ System, so long as such ownership is passive in nature).
5.The term “Competitor” means Ryerson, Alro Metals, EMJ Metals, Reliance Steel & Aluminum Co., Olympic Metals, TW Metals, Thyssenkrupp, Copper and Brass Sales, Central Steel, Churchill Steel Plate, Sigma Aerospace Metals, AMI Metals, O’Neal Steel or any other enterprise (including a person, firm or business, whether or not incorporated) that (a) is in the business of metal supply and processing or (b) has operations, products or service offerings that are or were materially competitive with any of the business activities of the Company or any of its Subsidiaries during the 12-month period prior to the Participant’s termination of employment or service. Upon the written request of the Participant, the Company’s Chief Executive Officer will determine whether a business or other entity constitutes a “Competitor” for purposes of this Exhibit A and may require the Participant to provide such information as the Chief Executive Officer determines to be necessary to make such determination. The current and continuing effectiveness of such determination may be conditioned on the continuing accuracy of such information, and on such other factors as the Chief Executive Officer may determine. The term “Restricted Territory” means any of the following countries or portions thereof in which the Participant performed work for or on behalf of the Company or its Subsidiaries at any time during the 12-month period prior to the Participant’s termination of employment or service: the continental United States, Mexico, Canada, Spain, the United Kingdom, France, Singapore, and China. The Restricted Territory also shall include any country or portion thereof in which the Participant (and/or employees of the Company or its Subsidiaries who the Participant supervised) had responsibility or generated or obtained Confidential Information.
6.The Participant agrees to keep secret and confidential, all Confidential Information (defined below), and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way during employment or service and at all times thereafter, provided, however, (a) if the jurisdiction in which the Company seeks to enforce the confidentiality obligation will not enforce a confidentiality obligation of indefinite duration, then the provisions in this Agreement restricting the disclosure and use of Confidential Information will survive for a period of five (5) years following the Participant’s termination of employment or service; and (b) that trade secrets will remain confidential indefinitely. For purposes of this Agreement, the term “Confidential Information” will include all non-public information (including, without limitation, information regarding litigation and pending litigation, trade secrets, proprietary information, or confidential or proprietary methods) concerning the Company and its Subsidiaries (and their customers) which was generated or acquired by or disclosed to the Participant during the course of the Participant’s employment with the Company, or during the course of the Participant’s consultation with the Company following the termination of employment or service. This Section 6 will not be construed to restrict unreasonably the Participant’s ability to disclose Confidential Information in a court proceeding in connection with the assertion of, or defense against any claim of breach of this Exhibit A. If there is a dispute between the Company and the Participant as to whether information may be disclosed in accordance with this Section 6, the matter will be submitted to the court for decision.

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If the Participant believes that there has been an intentional or inadvertent breach of its obligations under this Section 6, the Participant shall promptly notify the Company in writing of the same.
7.The Participant shall inform any new employer (before accepting employment) as to the existence and provisions of this Exhibit A.
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